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                                                                EXHIBIT 23.2

                           Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1997 Stock Incentive Plan, the 1983 Stock Option Plan, the 1997 Employee Stock Purchase Plan, the Outside Directors' Stock Option Plan of Great Plains Software, Inc. and to stock options granted to nonemployee directors of Great Plains Software, Inc. prior to the date hereof, for the registration of 2,531,553 shares of common stock of our report dated July 22, 1994, with respect to the financial statements of Great Plains Software, Inc. included in the Registration Statement on Form S-1 and the related Prospectus filed with the Securities and Exchange Commission.


Minneapolis, Minnesota
July 2, 1997